Exhibit 99.1
Actuant Corporation
Unaudited Pro Forma Balance Sheet
The following unaudited pro forma consolidated balance sheet has been prepared to reflect the December 13, 2013 sale of 100% of the outstanding stock of Electrical Holdings LLC, BEP Marine Ltd. and Mastervolt International Holding BV and related subsidiaries, and certain assets of Actuant Canada (collectively the “Electrical Segment”), as described in Item 2.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013.
The Unaudited Pro Forma Consolidated Balance Sheet as of August 31, 2013 is based on Actuant Corporation’s (Actuant’s) historical balance sheet at that date, and gives effect to the disposition transaction as if it had occurred on August 31, 2013. Actuant’s Consolidated Statement of Earnings for the years ended August 31, 2013, 2012 and 2011, as included in its Form 10-K for the year ended August 31, 2013, present the results of operations of the Electrical Segment as discontinued operations. Therefore, the divestiture does not impact previously reported earnings from continuing operations and pro forma statements of earnings have not been included in this Form 8-K.
The Unaudited Pro Forma Consolidated Balance Sheet includes specific assumptions and adjustments related to the sale of the Electrical Segment. The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing. The Pro Forma Balance Sheet includes no assumptions regarding the use of net proceeds, which are presented as additional cash and cash equivalents on the Unaudited Pro Forma Balance Sheet. Accordingly, the actual effect of the sale, due to this and other factors, including, but not limited to changes in foreign currency exchange rates and changes in balances of assets and liabilities of the Electrical Segment, could differ significantly from the pro forma adjustments presented herein.
The Unaudited Pro Forma Consolidated Balance Sheet is presented for informational purposes only. It is not intended to represent or be indicative of the consolidated financial position that would have occurred had the sale been completed as of August 31, 2013, nor is it intended to be indicative of future results of operations or financial position. The Unaudited Pro Forma Consolidated Balance Sheet, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended August 31, 2013.

Actuant Corporation
Pro Forma Consolidated Balance Sheet
August 31, 2013
(Unaudited)
(Dollars in thousands)

	As	Pro Forma		Pro Forma
	Reported	Adjustments		Adjusted
ASSETS
Current assets
Cash and cash equivalents	$103,986	$238,946	(a)	$342,932
Accounts receivable, net	219,075	15,659	(b)	234,734
Inventories, net	142,549	—		142,549
Deferred income taxes	18,796	(2,368)	(d)	16,428
Prepaid expenses and other current assets	28,228	—		28,228
Assets of discontinued operations	272,606	(272,606)	(c)	—
Total current assets	785,240	(20,369)		764,871
Property, plant and equipment, net	201,496	—		201,496
Goodwill	734,952	—		734,952
Other intangible assets, net	376,692	—		376,692
Other long-term assets	20,952	—		20,952
Total assets	$2,119,332	$(20,369)		$2,098,963

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$154,049	$—		$154,049
Accrued compensation and benefits	43,800	—		43,800
Income taxes payable	14,014	37,118	(d)	51,132
Other current liabilities	56,899	—		56,899
Liabilities of discontinued operations	53,080	(53,080)	(c)	—
Total current liabilities	321,842	(15,962)		305,880
Long-term debt	515,000	—		515,000
Deferred income taxes	115,865	(21,412)	(d)	94,453
Pension and postretirement benefit accruals	20,698	(6,725)	(c)	13,973
Other long-term liabilities	65,660	—		65,660

Shareholders' equity
Capital stock	15,399	—		15,399
Additional paid-in capital	49,758	—		49,758
Accumulated other comprehensive loss	(68,660)	(3,884)	(c)	(72,544)
Treasury stock	(104,915)	—		(104,915)
Stock held in trust	(3,124)	—		(3,124)
Deferred compensation liability	3,124	—		3,124
Retained earnings	1,188,685	27,614	(e)	1,216,299
Total shareholders' equity	1,080,267	23,730		1,103,997
Total liabilities and shareholders' equity	$2,119,332	$(20,369)		$2,098,963

ACTUANT CORPORATION
Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(a)	Represents estimated sale proceeds, less certain transaction costs, at August 31, 2013.

(b)
Represents intercompany accounts receivable due from the Electrical Segment (which will be collected from the buyer subsequent to closing) and an estimated post-closing working capital adjustment at August 31, 2013.

(c)	Reflects the elimination of the assets, liabilities and accumulated other comprehensive loss amounts associated with the discontinued operations of the Electrical Segment.

(d)	Represents the elimination of deferred income tax balances related to the Electrical Segment and recognition of income taxes payable on the divestiture transaction.

(e)	Represents the recognition of a gain, net of income taxes, which would have been realized upon the disposition of the Electrical Segment had the transaction closed on August 31, 2013.